Exhibit 99.1

Mandalay Media Announces Proposal to Acquire World Poker Tour for $35 million in Cash and Stock; $1.69 Per Share

•	Press Release

•	Source: Mandalay Media, Inc.

•	On 12:30 P.M. Pacific Time, Thursday, October 29, 2009

LOS ANGELES—Mandalay Media, Inc. (OTC Bulletin Board: MNDL) today announced that it has submitted a proposal to the Board of Directors of WPT Enterprises, Inc. (NASDAQ:WPTE) to acquire WPT for $35 million in cash and stock.  Shareholders would receive cash and stock of $1.69 per share, based on WPT’s recent outstanding shares and disregarding options.  The proposal represents a premium of approximately 54% over the closing price of WPT’s common stock on October 26, 2009 and a premium of approximately 23% over the implied value at closing of WPT’s pending asset sale with Peerless Media Ltd.

In a letter to WPT’s Board of Directors, Mandalay’s Co-Chairman Robert Ellin stated that Mandalay proposal is a “Superior Proposal” as that term is defined under the asset purchase agreement with Peerless.

Mandalay stated that the proposed asset sale with Peerless provides no payment or distribution of any kind to WPT’s shareholders.  In contrast, the Mandalay proposal would provide significant cash and stock directly into the hands of WPT shareholders.

In addition, Mandalay stated that in order to enable the WPT board of directors to comply with its fiduciary duties to give serious consideration of the Mandalay proposal, Mandalay urged the board of WPT to postpone the Special Meeting of Shareholders currently scheduled for October 30, 2009.  Mandalay has asked to meet with the WPT board as soon as possible.

The full text of the letter, dated October 28, 2009, follows:

[Letterhead of Mandalay Media, Inc.]

The Board of Directors
WPT Enterprises, Inc.
5700 Wilshire Blvd. Suite 350
Los Angeles, California 90036

Re: Cash and Stock Proposal at $1.69 per share

Dear Members of the Board:

Since the announcement of your proposed asset sale with Peerless Media (Peerless), Mandalay Media, Inc. (OTC—BB: MNDL) (Mandalay) has given serious consideration to a combination of Mandalay and WPT Enterprises, Inc. (WPTE).  We believe a strategic combination of Mandalay and WPTE would deliver significant value to our respective shareholders, and position the combined company for substantial future growth.

By this letter, we are proposing a transaction that provides WPTE’s shareholders a significant premium over both WPTE’s current market price and the current value of the Peerless transaction.  There is no doubt that our offer is a “Superior Proposal” as that term is defined under your asset purchase agreement with Peerless.  Accordingly, we would like to meet with you as soon as possible to discuss the terms of our offer in greater detail.  In addition, in order to enable the WPTE board of directors to comply with its fiduciary duties to give serious consideration of our proposal, we urge the board to postpone the Special Meeting of Shareholders currently scheduled for October 30, 2009.

As you know, the proposed asset sale with Peerless provides no payment or distribution of any kind to WPTE’s shareholders.  In addition, as WPTE’s proxy materials make clear, WPTE has no present intention or plan to conduct any stock repurchases or otherwise distribute either the proceeds of the Peerless sale or WPTE’s excess cash to shareholders, even though WPTE would no longer have any material operating assets.

In contrast, our proposal would provide significant, immediate cash and stock directly into the hands of your shareholders, and values WPTE significantly higher.

Under our proposal, which has no financing contingency, Mandalay and WPTE would combine and WPTE shareholders would receive, in the aggregate, approximately $35 million in stock and cash, consisting of: (i) $10 million in Mandalay common stock, plus (ii) $25 million of cash.  On a per share basis, had we closed on October 22, 2009 (when our stock closed at $.50 per share), and using your August 12, 2009 outstanding shares of 20,603,333, each share of common stock of WPTE would be converted into the right to receive approximately $1.69 per share as follows: (1) $1.21 in cash plus (2) .97 shares of Mandalay common stock, having an implied value of $.485 per WPTE share.  The actual number of shares of Mandalay to be issued will be determined as of prior to closing, but the total value of the stock component will be fixed at $10 million.  Our proposal assumes no material change in WPTE’s assets and liabilities.

Based on October 26, 2009 closing prices, our offer represents a 23% premium over the value at closing of your proposed asset sale with Peerless and a 54% premium over WPTE’s closing price.

We expended substantial effort in developing this value on the basis of publicly-available information.  Once we have the opportunity to conduct due diligence of non-public information and to negotiate with representatives of WPTE we can confirm the value we ascribe to WPTE. To that end, we would be prepared to enter into an appropriate confidentiality agreement.  We expect to conclude all due diligence within 10 days after receiving a short list of requested materials.

We believe that your shareholders would find this proposal compelling, and to that end, though this is not a binding offer, we are prepared to move quickly toward the negotiation and entry into a mutually acceptable transaction agreement with you.

Mandalay Media is a global publisher and distributor of branded entertainment for 3G mobile networks, including images, video, TV programming, and games.  With distribution in 40 countries through 120 major mobile operators, it offers over 400 branded WAP sites, chat services, and customized video clips.  Additionally, Mandalay Media distributes more than 150 mobile game titles from content partners such as Sony, Taito, THQ, Digital Chocolate, THQ, and others.  Its patented Play For Prizes platform is available on Verizon, AT&T, Sprint, and Virgin Mobile, and includes titles  such as Wheel of Fortune, Jeopardy, Frogger, and Jewel Quest.

We believe the strategic rationale for combining Mandalay Media and WPTE is compelling for a number of reasons:

•	Mandalay Media has the management team, seasoned veterans and strategic relationships necessary to lead the company in its multiple service offerings and distribution channels.

•	Mandalay Media will cultivate and expand long-term global contracts for its television content.

•	Mandalay Media can leverage its mobile platform and operator relationships throughout the world to provide a full mobile social media and sports / poker playing experience.

•	Mandalay Media will tap into Facebook and additional social media websites to develop and publish a more compelling and branded next generation poker experience that currently offered.

•
Mandalay Media through its existing platform technologies can provide a “connected” game experience for the internet as well as third screens (mobile phones).  Players can always be part of the WPT community wherever they are.

•
 Mandalay Media through its Play for Prizes platform is uniquely positioned to deliver mobile and internet  skill with prizes game play.  As gambling becomes legal, we will already be positioned to immediately offer that functionality to the WPT community.

Although the majority of our proposal consists of cash, we wish to call your attention to some of the reasons we believe Mandalay’s common stock is attractive.  Mandalay recognizes annualized revenue of $40 million.  With the expected synergies and cost savings from the combination of the two public companies, we expect annual revenues and EBITDA of the combined company to exceed $60 million and $8 million, respectively, starting from the closing.

We expect that the combined company will be listed on Nasdaq’s capital market, with a larger market capitalization, greater following and enhanced liquidity for shareholders.

Our interest in this transaction is a reflection of our firm belief that a combination of our companies would be highly beneficial financially to both of our shareholder groups and accretive to Mandalay’s earnings per share.  In sum, we believe our proposal is superior to your proposed transaction with Peerless based on its higher current value, and the opportunity for WPTE shareholders to share in the enhanced prospect of growth of a stronger combined franchise.

The Board of Directors of Mandalay has unanimously approved this proposal and has authorized our management team to proceed.

We would like to meet with you before the scheduled shareholders meeting to discuss our proposal in greater detail.  In any event, whether or not a meeting can be arranged before Friday, we urge you to postpone your shareholders meeting to allow full and serious consideration of our proposal.  Please feel free to contact Robert Ellin at Mandalay Media, Inc. at 310 601 2500 or to have your financial or legal advisors contact Mr. Ellin regarding the matters set forth herein. We look forward to meeting with you soon.

Sincerely,

Mandalay Media, Inc.

By:/s/ Robert Ellin

Co-Chairman

About Mandalay Media, Inc.

Managed by leading media and technology industry executives, MNDL’s mission is to build a unique combination of new media distribution and content companies through acquisitions with domestic and foreign businesses with strong management teams and historical financial performance. Through its wholly-owned subsidiary Twistbox Entertainment, Inc. (“Twistbox”), MNDL is a leading global producer and publisher of mobile entertainment. Twistbox has exclusive licenses with industry-leading brands, direct distribution with more than 120 wireless operators in over 45 countries and provides an extensive portfolio of award-winning games, WAP sites and mobile TV channels. Its wholly-owned subsidiary AMV Holding Limited is a European leader in direct-to-consumer mobile Internet content and services.

For more information, please visit www.mandalaymediainc.com or www.twistbox.com.

Statement on Cautionary Factors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of WPT Enterprises, Inc. Subject to future developments, additional documents regarding a transaction with WPT Enterprises, Inc. may be filed with the Securities and Exchange Commission (the "Commission") and, if and when available, would be accessible for free at the Commission's website at www.sec.gov. Investors and security holders are urged to read such disclosure documents, if and when they become available, because they will contain important information. The disclosure documents may also be obtained for free from Mandalay Media, Inc., if and when available, by directing a request to Mandalay Media, Inc., 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067, Attention: Investor Relations.

No assurance can be given that the proposed transaction described in this press release will be successfully completed, or completed on the terms proposed or any particular schedule, that the proposed transaction will not incur delays in obtaining any approvals required for a transaction or that we will realize the anticipated benefits of any proposed transaction.

This press release contains forward-looking statements about MNDL within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed acquisition of WPT Enterprises, Inc. Statements including words such as "estimate", "expect", "anticipate" or "believe" and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause t MNDL’s results to differ materially from the expectations include the following: consumer demand for the MNDL’s products; consumer spending trends; fluctuations in the currencies of the countries in which MNDL operates against the US dollar; timely development and release of MNDL’s products; competition in the industry; the MNDL’s ability to manage expenses; MNDL’s ability to manage and sufficiently integrate acquisitions of other companies; adverse changes in the securities markets; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. MNDL does not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.